COMPLIANCE SUPPORT SERVICES ADDENDUM
TO
FUND ACCOUNTING AGREEMENT
This Compliance Support Services Addendum by and between each fund listed on Exhibit 2 attached hereto (the “Fund”) and THE BANK OF NEW YORK MELLON (“BNY Mellon”), effective as of the date of the relevant Fund Accounting Agreement entered into by and between the same parties.
BACKGROUND:
A.	The Fund and BNY Mellon are parties to a certain Fund Accounting Agreement dated as of the date indicated next to the Fund name on Exhibit 2 attached hereto (the “Agreement”).
B.	Pursuant to the Agreement, the Fund pays to BNY Mellon a monthly fee for certain compliance support services.
C.	This Addendum is intended to supplement the Agreement with regard to additional compliance support services offered by BNY Mellon.
D.
The Fund hereby instructs BNY Mellon to provide the compliance support services (“Support Services”) described in this Addendum, and BNY Mellon acknowledges such instruction and is willing to provide such Support Services pursuant to the terms set forth herein.

E.	This Background section is hereby incorporated by reference in and made a part of this Addendum.
TERMS:
In consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:
1.	BNY Mellon shall provide the Support Services, as they are described at Exhibit 1 hereto, subject to all applicable terms and conditions of the Agreement.

2.
BNY Mellon shall not be responsible for: (a) delays in the transmission to it by the Fund, the Fund’s adviser and entities unaffiliated with BNY Mellon (collectively, for this Addendum, “Third Parties”) of data required for the Support Services, (b) inaccuracies of, errors in or omissions of, such data provided to it by any Third Party, and (c) review of such data provided to it by any Third Party. This Section 2 is a limitation of responsibility provision for the benefit of BNY Mellon, and shall not be used to imply any responsibility or liability against BNY Mellon.

3.
The precise compliance review and testing services to be provided shall be as directed by the Fund and agreed to by BNY Mellon, and the results of the BNY Mellon’s Support Services shall be detailed in a compliance summary report (the “Compliance Summary Report”) prepared on a periodic basis as directed by the Fund and agreed to by BNY Mellon. Fah Compliance Summary Report shall be subject to review and approval by the Fund.

4.
The Fund will examine each Compliance Summary Report delivered to it by BNY Mellon and notify BNY Mellon of any error, omission or discrepancy within ten (10) days of its receipt. The Fund agrees to notify the BNY Mellon promptly if it fails to receive any such Compliance Summary Report. In addition, if the Fund learns of any out-of-compliance condition before receiving a Compliance Summary Report reflecting such condition, the Fund will notify BNY Mellon of such condition within one business day after discovery thereof.

5.
While BNY Mellon will endeavor to identify out-of-compliance conditions, BNY Mellon does not make any guarantees, representations or warranties with respect to its ability to identify all such conditions. In the event of any errors or omissions in the performance of Support Services, the Fund’s sole and exclusive remedy and BNY Mellon’s sole liability shall be limited to re-performance by BNY Mellon of the Support Services affected and in connection therewith the correction of any error or omission, if practicable and the preparation of a corrected report, at no cost to the Fund. Further it is understood and agreed that the Support Services are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person.

6.
The parties hereto acknowledge that all work produced by BNY Mellon in providing the Support Services, and the Support Services in general, are provided subject to the review of the Fund’s chief compliance officer.

7.
The parties hereto acknowledge that the Fund’s chief compliance officer shall review and approve BNY Mellon’s initial compliance guidelines (and any subsequent changes to the guidelines) for providing Support Services to the Fund.

8.	Miscellaneous.

(a)
As hereby supplemented, the Agreement shall remain in full force and effect. In the event of a conflict between the terms of this Addendum and the terms of the Agreement, the terms of this Addendum shall control with respect to the Support Services.

(b)
This Addendum may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this

Addendum shall constitute the valid and binding execution hereof by such party.
(c)
If any provision or provisions of this Addendum shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their duly authorized officers designated below on the date and year noted below.
EACH FUND LISTED ON EXHIBIT
2 ATTACHED HERETO
By:          /s/ Robert White
 Name:  Robert White
 Title: Chief Financial Officer

THE BANK OF NEW YORK MELLON
By:          /s/ Timothy Driscoll
 Name: Timothy Driscoll
 Title: Vice President

Dated: June 20, 2013

 EXHIBIT 1
Support Services
Perform for the Fund, the compliance tests as directed by the Fund and agreed to by BNY Mellon. The Compliance Summary Reports listing the results of such tests are subject to review by the Fund.

EXHIBIT 2
FUND NAME	DATE OF FUND ACCOUNTING AGREEMENT
Advent Claymore Convertible Securities and Income Fund	May 2, 2003
Advent Claymore Convertible Securities and Income Fund II f/k/a, Advent/Claymore Global Convertible Securities & Income Fund	May 24, 2007
Advent/Claymore Enhanced Growth & Income Fund	January 31, 2005

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